Exhibit 10.20

Gerald K. Carlson, Chief Executive Officer

Direct Dial: 201-329-7330

Direct Fax: 201-329-7060

May 2, 2008

Larry L. Miller

8 Hazelwood Court

Warren, NJ 07059

Dear Larry:

I am pleased to extend an offer of employment to you as President, Phibro Animal Health and Nutrition, of Phibro Animal Health Corporation, a New York corporation (the “Company”), with its principal place of business located at 65 Challenger Road, Third Floor, Ridgefield Park, New Jersey 07660, reporting directly to me, the Chief Executive Officer. Initially, you will be primarily responsible for management of the Phibro Animal Health division, and you will also be involved in pursuing acquisition targets in the animal health industry. Within fiscal year 2009 you will assume additional responsibility for the Prince Agriproducts animal nutrition business.

The terms of our offer to you are as follows:

Announcement and Start Date

I anticipate a start date no later than May 19, 2008; in the event that your current employer excuses you before your notice period is served, we would be pleased to move your start date earlier in May to a date on which we mutually agree.

Base Salary and Compensation

You will be paid an annual base salary of $375,000, payable on the 15th and last business day of each month. Your base salary is subject to periodic review as per Company policy, but shall not be less than $375,000 per year.

Beginning in fiscal year 2009, you are eligible to participate in the Phibro Animal Health Corporate Incentive Plan. Your target bonus for 2009 will be 50% of your base salary or $187,500 with a maximum annual payout of 75% of your base salary or $281 ,250. Annual Incentive Plan bonus payments are made after the conclusion of the Company’s fiscal year on June 30. Incentive Plan bonus payments are made at the sole and absolute discretion of the Company, and are subject to the approval of the Company’s Board of Directors.

Additionally you will receive two special, one time bonus payments. The first will be in the amount of $75,000 and paid on September 30, 2008. The second payment will be in the amount of $175,000 and payable on July 1, 2009.

In order to receive the special, one time bonus payments, you must be employed by the Company on the date that the applicable bonus is scheduled to be paid, unless your employment has been involuntarily terminated without “Cause” or you have resigned for “Good Reason” (each as defined in this Agreement). In order to receive the incentive Plan bonus payments, you must be employed by the Company on the date that the applicable bonus is scheduled to be paid, except as provided below under “Severance.”

With the completion of our recently announced Equity Sale and AIM offering the Corporation will implement an executive incentive stock plan in which you will participate at a level reflective of your role as President, Phibro Animal Health and Nutrition. It is anticipated that awards under the plan will be implemented by

65 Challenger Road, Third Floor, Ridgefield Park, NJ 07660 • 201-329-7300 • Fax: 201-329-7399

Phibro Animal Health Corporation

March 31, 2009, with failure to do so by the Company constituting a basis for “Good Reason” resignation by you provided the Company has not implemented an executive incentive stock plan prior to the date of your resignation.

You will be provided with a vehicle for your business and personal use paid for by Phibro Animal Health pursuant to the Company Fleet Policy. Alternatively, you may opt to receive a car allowance of $750 per month.

Benefit Plans

You will be eligible to participate in the Company’s benefit plans and programs, which includes Health, Dental, Life and Disability Insurance after a 30-day waiting period; 401 (k) Retirement and Savings Plan; and a Defined Benefit Retirement Plan, to the same extent and under the same conditions that such benefits are afforded to other senior executives of the Company. Participation in these plans and programs is subject to the terms and conditions of the plans and programs and nothing in this Agreement shall prevent the Company from terminating, amending, or otherwise altering any such plan or program.

Vacation

You will be entitled to four weeks of vacation per calendar year.

Conditions of Employment

You will be expected to sign a Non-Compete/Non-Solicitation Agreement, a Confidentiality/Non-Disclosure Agreement, and an Employee Invention Agreement. These agreements are enclosed.

You will be entitled to the benefit of the Company’s Directors and Officers liability insurance coverage on the same terms and conditions as other senior executives of the Company. You will also enter into an Indemnification Agreement with the Company for your benefit.

You agree, at the request of the Company, to cooperate with the Company in connection with any ongoing or future investigation, litigation, dispute or claim of any kind involving the Company, including any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency against the Company or any of its affiliates involving misconduct or noncompliance by the Company, its affiliates or any of its present or former employees, provided, that, except where the matter involves misconduct on your part, the Company shall (i) promptly reimburse you for any reasonable out of pocket expenses that you shall incur in the course of such cooperation, and (ii) if reasonably requested by you to avoid a material conflict of interest, promptly reimburse you for any reasonable attorney’s fees for independent legal counsel selected by you to represent you in connection with any such matter.

The Company will reimburse you for your legal fees in connection with the review and negotiation of this and other agreements, including review of the plan documents, up to a maximum of $2,000.

Severance

If your employment by the Company (or its successor(s)) is involuntarily terminated without “Cause” or you resign for “Good Reason,” then the Company shall pay to you, within ten (10) days following the effective date of your termination, one hundred percent (100%) of your annual base salary in effect immediately prior to the date of termination plus a pro rata portion of your bonus under the incentive Plan (based on year-to-date results through the most recently completed calendar month, and pro rated based on your termination date). Severance payments, including payment of the special, one time bonus payments following your termination, if applicable, are subject to the execution by you of a termination agreement to be agreed upon between you and the Company, which would include execution of a General Waiver and Release substantially in the form attached hereto as Exhibit A, as the same may be modified by the Company in its reasonable discretion.

Phibro Animal Health Corporation

Definitions

For purposes of this Agreement,

The term “Good Reason” shall mean: (A) a material adverse change in your duties, responsibilities or authority (including status, office, title, reporting relationships or working conditions) from those in effect on the date of this Agreement without your written consent; provided that before you assert a claim for Good Reason to resign pursuant to this Agreement, you must provide the Company with written notice that identifies the manner in which you believe the Company has created a material adverse change in your duties, responsibilities or authority and a 30-day period for the Company to respond to such claims; or (B) a relocation of your principal place of employment more than 50 miles from Ridgefield Park, New Jersey without your consent. The acquisition of the assets or capital stock of the Company by another or any other change in control shall not, by itself, constitute “Good Reason” for purposes of this Agreement.

The term “Cause” shall mean: (A) any willful or repeated failure by you to substantially perform your duties hereunder, other than a failure resulting from your complete or partial incapacity due to physical or mental illness or impairment; (B) a material and willful violation of a federal or state law or regulation applicable to the business of the Company or that adversely affects the image of the Company; (C) commission of a willful act by you which constitutes gross misconduct and is injurious to the Company; or (D) a willful breach of a material provision of this Agreement.

Withholding

All payments and benefits hereunder shall be provided in accordance with applicable federal, state and local law and with the application of appropriate deductions and withholding amounts.

Employment-At-Will

Your employment status with the Company will be that of an at-will employee. Nothing in this offer of employment at-will shall alter your status as an at-will employee. This offer of employment is effective following your notice to your current employer that you are resigning from your current position, and is in force through May 2, 2008.

Larry, I am delighted to present this offer of employment, and I look forward to the substantial achievements that will occur as result of your leadership. Please return a signed copy of this letter to me at your earliest convenience. Don’t hesitate to call me at (201) 329-7330 or Dan Welch, Senior Vice President, Human Resources (201) 329-7324 should you have any questions regarding your employment with Phibro Animal Health Corporation.

Sincerely,

PHIBRO ANIMAL HEALTH CORPORATION

By:	/s/ Gerald K. Carlson

Gerald K. Carlson
Chief Executive Officer

Offer Accepted:

/s/ Larry L. Miller
Larry L. Miller
May 2, 2008
Date
cc:	Jack Bendheim Alan MacKay Dan Welch

Phibro Animal Health Corporation

Exhibit A

GENERAL WAIVER AND RELEASE

I, _______________________, in consideration of certain payments to which I am entitled pursuant to that certain Agreement between me and Phibro Animal Health Corporation (the “Company”) dated ____________ (“Agreement”), on behalf of myself and anyone who succeeds to my rights and responsibilities, such as my heirs or the executor of my estate, waive any and all claims against the Company, its owners, subsidiaries and affiliated companies, and their respective successors, assigns, representatives, agents, shareholders, officers, directors, attorneys and employees (collectively “Releasees”), and release and discharge the Releasees from liability for any claims or damages that I may have against the Releasees, whether known or unknown to me, whether asserted or unasserted, including but not limited to any claims or causes of action under federal, state or local law, rule or ordinance, tort, express or implied contract, public policy, or statute, including, but not limited to, claims or causes of action regarding my employment with or termination of employment from the Company and claims or causes of action arising under Title VII of the Civil Rights Act of 1964, the Equal Pay Act of 1963, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the Worker Adjustment and Retraining Notification Act of 1988, the Fair Credit Reporting Act, the Immigration Reform and Control Act, the Corporate and Criminal Fraud Accountability Act also known as the Sarbanes Oxley Act, the Family and Medical Leave Act, the New Jersey Family Leave Act, the New Jersey Conscientious Employee Protection Act, and the New Jersey Law Against Discrimination, and any other labor law, employee relations, and/or fair employment practice statute, rule or ordinance and all claims for wages, monetary or equitable relief, vacation, other employee fringe benefits, damages, punitive damages, taxes or attorneys’ fees.

I represent and agree that I have not filed any lawsuits, claims, complaints, actions, proceedings or arbitrations against the Company, or filed or caused to be filed any charges or complaints against the Company, with any municipal, state or federal agency charged with the enforcement of any law. Pursuant to and as a part of my release and discharge of the Company, as set forth herein, with the sole exception of my right to bring a proceeding pursuant to the Older Workers Benefit Protection Act to challenge the validity of my release of claims pursuant to the Age Discrimination in Employment Act, I agree, not inconsistent with EEOC Enforcement Guidance On Non-Waivable Employee Rights Under EEOC-Enforced Statutes dated April 11, 1997, and to the fullest extent permitted by law, not to sue or file a charge, complaint, grievance or demand for arbitration against the Company, in any forum or assist or otherwise participate willingly or voluntarily in any claim, arbitration, suit, action, investigation or other proceeding of any kind which relates to any matter that involves the Company, and that occurred up to and including the date of my execution of this General Waiver and Release, unless required to do so by court order, subpoena or other directive by a court, administrative agency, arbitration panel or legislative body, or unless required to enforce the Agreement. To the extent any such action may be brought by a third party, I expressly waive any claim to any form of monetary or other damages, or any other form of recovery or relief in connection with any such action. Nothing in the foregoing paragraph shall prevent me (or my attorneys) from (i) commencing an action or proceeding to enforce this Agreement or (ii) exercising my right under the Older Workers Benefit Protection Act of 1990 to challenge the validity of my waiver of ADEA claims.

Phibro Animal Health Corporation

In consideration of the payments provided to me, I acknowledge and agree that this General Waiver and Release constitutes a knowing and voluntary waiver of all rights or claims I have or may have against the Company as set forth herein, including, but not limited to, all rights or claims arising under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), including, but not limited to, all claims of age discrimination in employment and all claims of retaliation in violation of the ADEA; and I have no physical or mental impairment of any kind that has interfered with my ability to read and understand the meaning of this General Waiver and Release or its terms, and that I am not acting under the influence of any medication or mind-altering chemical of any type in entering into this General Waiver and Release.

I represent, warrant and acknowledge that I have reported all hours worked as of the date of this General Waiver and Release and have been paid all, and that the Company owes me no, wages, commissions, bonuses, sick pay, personal leave pay, severance pay, vacation pay or other compensation or benefits or payments or form of remuneration of any kind or nature, other than that specifically provided for in the Agreement. In addition, I represent that I have no known workplace injuries or occupational diseases and have been provided and/or not been denied any leave under the Family and Medical Leave Act.

This releases all claims, including those of which I am not aware and those not mentioned in the Agreement or this General Waiver and Release, and applies to claims resulting from anything which has happened up to now, and specifically anything which has occurred from the date I signed the Agreement. In addition, I confirm all the acknowledgements I made in the Agreement.

I acknowledge that the payments stated in the Agreement constitute good and valuable consideration by the Company in full consideration for this General Waiver and Release. I agree that I will not seek anything further including any other payment from the Company.

I EXPRESSLY ACKNOWLEDGE, REPRESENT, AND WARRANT THAT I HAVE READ THIS GENERAL WAIVER AND RELEASE CAREFULLY; THAT I FULLY UNDERSTAND THE TERMS, CONDITIONS, AND SIGNIFICANCE OF THIS GENERAL WAIVER AND RELEASE; THAT THE COMPANY HAS ADVISED ME TO CONSULT WITH AN ATTORNEY CONCERNING THIS GENERAL WAIVER AND RELEASE; THAT I HAVE HAD A FULL OPPORTUNITY TO REVIEW THIS GENERAL WAIVER AND RELEASE WITH AN ATTORNEY; THAT I UNDERSTAND THAT THIS GENERAL WAIVER AND RELEASE HAS BINDING LEGAL EFFECT; AND THAT I HAVE EXECUTED THIS GENERAL WAIVER AND RELEASE FREELY, KNOWINGLY AND VOLUNTARILY.

[Employee Name]
Date:_________________

Phibro Animal Health Corporation

By:

Name:

Title:

Date:

PHIBRO ANIMAL HEALTH CORPORATION

CONFIDENTIALITY AND NONDISCLOSURE AGREEMENT

For good and valuable consideration, including but not limited to my initial or continued at-will employment by PHIBRO ANIMAL HEALTH CORPORATION, or any of its subsidiaries or affiliates (collectively “PAHC”), I hereby acknowledge and agree:

1.	In the course of my employment with PAHC, certain trade secrets or confidential or proprietary information (“Protected Matters”) of PAHC may be disclosed to or otherwise become known by me, including, but not limited to:

a.	Technical Information: Methods, processes, formulae, compositions, raw materials, inventions, machines, computer programs, research projects and other non-public technical information, data, and techniques having value to PAHC.

b.	Business Information: Customer lists, pricing data, sources of supply, marketing, production or merchandising systems and plans, cost information, and other non-public business information, data and techniques having value to PAHC.

c.	The foregoing types of information belonging to third parties in the possession of PAHC.

2.	Other than in carrying out my duties as an employee of PAHC in an authorized and approved manner, I will not at any time during my employment, or after the termination of my employment with PAHC (regardless of the reason for termination), use for myself or others, or disclose to others, any Protected Matters.

3.	Upon termination of my employment with PAHC, I shall return to PAHC all documents relating to PAHC or to Protected Matters, or obtained by me during the course of my employment with PAHC, and shall not retain any copies of such documents. For the purpose of this Agreement, “document” means, without limitation, any paper or other writing, any electronically or digitally stored data or collection of data, and any item of audio, video or graphic material, however recorded or reproduced.

4.	This Agreement shall not apply to any information or materials that (i) is or becomes available in the public domain through no fault of, or act, or failure to act on my part, or (ii) is obtained by me on a non-confidential basis from any third party that is lawfully in possession of such information or materials, provided, that such third party is not in violation of a confidentiality obligation to PAHC with respect to such information or materials, or (iii) I am compelled by a judicial or administrative proceeding or by any governmental or regulatory authority to disclose, provided that I will give PAHC prompt notice of such action, furnish only that portion of such information or materials that is legally required and exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be afforded such information or materials.

5.	I shall notify any future or prospective employer of mine of the existence of this Agreement. I further agree that PAHC may notify any future or prospective employer of mine of the existence of this Agreement

6.	The unenforceability of any provision of this Agreement shall not impair or affect any other provision.

7.	THIS AGREEMENT WILL BE GOVERNED BY THE LAWS OF THE STATE OF NEW JERSEY WITHOUT REGARD FOR CONFLICTS OF LAWS PRINCIPLES. I EXPRESSLY CONSENT TO VENUE IN, AND THE PERSONAL JURISDICTION OF, THE STATE AND FEDERAL COURTS LOCATED IN NEW JERSEY FOR ANY LAWSUIT ARISING FROM OR RELATING TO THIS AGREEMENT.

8.	This Agreement does not alter the status of my employment as an at-will employee of PAHC.

9.	In the event of breach or threatened breach of this Agreement, PAHC shall have full rights to injunctive relief, in addition to any other existing rights and remedies, without requirement of posting bond.

10.	The terms of this Agreement shall survive termination of employment with PAHC.

11.	This Agreement shall be binding upon me and my personal representatives and successors in interest, and shall inure to the benefit of PAHC, its successors and assigns.

12.	This Agreement constitutes the entire agreement between PAHC and me with respect to the subject of this Agreement, and supersedes all prior agreements between us relating to the same subject matter. Any waiver of a breach of any provision of this Agreement by PAHC shall not be construed as a waiver of any other breach of the Agreement, and no failure or delay by PAHC in exercising any right under this Agreement shall operate as a waiver of any breach by me. This Agreement cannot be changed except by written agreement of PAHC and me.

I have read, understand and consent to the above Agreement.

By:	/s/ Larry L. Miller

Employee Signature

Larry L. Miller

Employee Name (please print)

May 2, 2008

Date

PHIBRO ANIMAL HEALTH CORPORATION

EMPLOYEE INVENTION AGREEMENT

For good and valuable consideration, including but not limited to my initial or continued at-will employment by PHIBRO ANIMAL HEALTH CORPORATION, or any of its subsidiaries or affiliates (collectively “PAHC”), I hereby acknowledge and agree:

1.	During my employment with PAHC, and for a period of one year after my termination of employment regardless of reason, I shall promptly disclose in writing to PAHC all Inventions that:

a.	Result from any work performed on behalf of PAHC, or pursuant to a suggested research project by PAHC, or

b.	Relate in any manner to the existing or stated contemplated business of PAHC, or

c.	Result from the use of PAHC’s time, material, employment or facilities.

For purposes of this Agreement, “Inventions” shall mean all works of authorship, inventions, discoveries, improvements, developments, and innovations, whether patentable, copyrightable, trademarkable, or not, conceived in whole or in part by the undersigned or through the assistance of the undersigned, and whether conceived or developed during working hours or not and whether conceived individually or jointly.

2.	I agree to assign to PAHC, its successors and assigns, all right, title and interest to each and every Invention, whether or not such Invention is a “work for hire” as that term is defined in the United States Copyright Act. I understand and agree that the decision whether or not to commercialize or market any Invention developed by me solely or jointly with others is within PAHC’s sole discretion and for PAHC’s sole benefit and that no royalty will be due to me as a result of PAHC’s efforts to commercialize or market any such Invention.

3.	I agree to assist PAHC, or its designee, at PAHC’s expense, in every proper way to secure PAHC’s rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including, but not limited to, the disclosure to PAHC of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which PAHC shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to PAHC, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement. If PAHC is unable because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to PAHC as above, then I hereby irrevocably designate and appoint PAHC and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by me.

4.	I understand that the provisions of this Agreement requiring assignment of Inventions to PAHC shall not apply to any works of authorship, inventions, discoveries, improvements, developments, and innovations, whether patentable, copyrightable, trademarkable, or not, conceived in whole or in part by me or through my assistance (collectively “Outside Discoveries”), that I have developed entirely on my own time without using PAHC’s equipment, supplies, facilities, trade secret information or Confidential Information except for those Outside Discoveries that either (i) relate at the time of conception or reduction to practice of the invention to PAHC’s business, or actual or anticipated research or development of PAHC or (ii) result from any work that I performed for PAHC.

In accordance with Paragraph 1 above, I will advise PAHC promptly in writing in accordance with PAHC practices, policies and procedures of any Outside Discoveries that I believe meet the foregoing criteria, including those on Exhibit A hereto that I claim were conceived or reduced to practice before the date of this Agreement.

5.	The unenforceability of any provision of this Agreement shall not impair or affect any other provision.

6.	THIS AGREEMENT WILL BE GOVERNED BY THE LAWS OF THE STATE OF NEW JERSEY WITHOUT REGARD FOR CONFLICTS OF LAWS PRINCIPLES. I EXPRESSLY CONSENT TO VENUE IN, AND THE PERSONAL JURISDICTION OF, THE STATE AND FEDERAL COURTS LOCATED IN NEW JERSEY FOR ANY LAWSUIT ARISING FROM OR RELATING TO THIS AGREEMENT.

7.	This Agreement does not alter the status of my employment as an at-will employee of PAHC.

8.	This Agreement does not alter my obligations to maintain the confidentiality of PAHC protected information or my obligations under the PAHC Confidentiality and Nondisclosure Agreement.

9.	In the event of breach or threatened breach of this Agreement, PAHC shall have full rights to injunctive relief, in addition to any other existing rights and remedies, without requirement of posting bond.

10.	The terms of this Agreement shall survive termination of employment with PAHC.

11.	This Agreement shall be binding upon me and my personal representatives and successors in interest, and shall inure to the benefit of PAHC, its successors and assigns.

12.	This Agreement constitutes the entire agreement between PAHC and me with respect to the subject of this Agreement, and supersedes all prior agreements between us relating to the same subject matter. Any waiver of a breach of any provision of this Agreement by PAHC shall not be construed as a waiver of any other breach of the Agreement, and no failure or delay by PAHC in exercising any right under this Agreement shall operate as a waiver of any breach by me. This Agreement cannot be changed except by written agreement of PAHC and me.

I have read, understand and consent to the above Agreement.

By:	/s/ Larry L. Miller

Employee Signature

Larry L. Miller

Employee Name (please print)

May 2, 2008

Date

PHIBRO ANIMAL HEALTH CORPORATION

NONCOMPETITION AND NONSOLICITATION AGREEMENT

For good and valuable consideration, including but not limited to my initial or continued at-will employment by PHIBRO ANIMAL HEALTH CORPORATION, or any of its subsidiaries or affiliates (collectively “PAHC). I hereby acknowledge and agree:

1.	During my employment with PAHC and for a period of one year after my termination of employment regardless of the reason, I shall not compete with PAHC, its successors and assigns. This means that I shall not:

a.	Directly or indirectly own, be employed by or work on behalf of any firm engaged in a business similar to, and competitive with, PAHC in those geographic markets in which PAHC had sales during the twelve-month period prior to the termination of my employment at PAHC.

b.	Directly or indirectly, or in any capacity, on my own behalf or on behalf of another, undertake or assist in the solicitation of any customer or account which has purchased products or services from PAHC during the 12-month period prior to the date of termination of my employment with PAHC.

c.	Directly or indirectly solicit any employee of PAHC to leave the employ of PAHC or to violate the terms of his or her employment arrangement with PAHC.

2.	For the purposes of this Agreement, I understand that, as of December 1, 2007, PAHC is engaged in the businesses of manufacturing and/or marketing medicated and nutritional feed additives for production farm animals, and manufacturing and/or marketing specialty chemicals including products used in wood-preservation, ethanol-production, surface finishing and coating materials, and personal care ingredients. I further understand that, for the purposes of this Agreement, from time to time the businesses engaged in by PAHC may change from this description.

3.	I shall notify any future or prospective employer of mine of the existence of this Agreement. I further agree that PAHC may notify any future or prospective employer of mine of the existence of this Agreement

4.	The unenforceability of any provision of this Agreement shall not impair or affect any other provision.

5.	THIS AGREEMENT WILL BE GOVERNED BY THE LAWS OF THE STATE OF NEW JERSEY WITHOUT REGARD FOR CONFLICTS OF LAWS PRINCIPLES. I EXPRESSLY CONSENT TO VENUE IN, AND THE PERSONAL JURISDICTION OF, THE STATE AND FEDERAL COURTS LOCATED IN NEW JERSEY FOR ANY LAWSUIT ARISING FROM OR RELATING TO THIS AGREEMENT.

6.	This Agreement does not alter the status of my employment as an at-will employee of PAHC.

7.	In the event of breach or threatened breach of this Agreement, PAHC shall have full rights to injunctive relief, in addition to any other existing rights and remedies, without requirement of posting bond.

8.	The terms of this Agreement shall survive termination of employment with PAHC.

9.	This Agreement shall inure to the benefit of PAHC, its successors and assigns.

10.	This Agreement constitutes the entire agreement between PAHC and me with respect to the subject of this Agreement, and supersedes all prior agreements between us relating to the same subject matter. Any waiver of a breach of any provision of this Agreement by PAHC shall not be construed as a waiver of any other breach of the Agreement, and no failure or delay by PAHC in exercising any right under this Agreement shall operate as a waiver of any breach by me. This Agreement cannot be changed except by written agreement of PAHC and me.

I have read, understand and consent to the above Agreement.

By:	/s/ Larry L. Miller

Employee Signature

Larry L. Miller

Employee Name (please print)

May 2, 2008

Date

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